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                                                                   EXHIBIT 10.29
                                 AMENDMENT NO. 2
                                       TO
                              EMPLOYMENT AGREEMENT

      This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT ("Amendment No. 2"), dated as of December 23, 2005, is made between Asset Acceptance Holdings LLC, a
Delaware limited liability company (the Company") and HEATHER K. REITZEL (the "Executive").

                                    RECITALS

      1. Prior to the date hereof, the parties hereto entered into that certain Employment Agreement, dated September 30, 2002, along with one amendment thereto (the "Employment Agreement"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Employment Agreement.

      2. The parties hereto desire to further amend the Employment Agreement in the manner set forth below.

                                    AGREEMENT

      NOW THEREFORE, in consideration of these premises and subject to the terms and conditions contained herein and for other consideration provided herein, the parties agree as follows:

      A. Compensation; Benefits.

            (1) A new sentence is added to the end of Section 3(b), to read as follows:

            Notwithstanding the foregoing or any provisions of the Summary Terms for the Incentive Plan as set forth in Schedule 2 to the contrary, all Bonus amounts payable pursuant to this Section 3(b) shall be paid to the Executive no later than 2-1/2 months after the end of the calendar year to which such Bonus amount relates.

            (2) Section 3(f) of the Employment Agreement is hereby amended and restated in its entirety as follows:

            (f) After the Executive's termination of employment with the Company, the Company will arrange and pay for insurance coverage for the Executive, for her lifetime, with respect to any medical or hospitalization expenses incurred by her (to the extent such expenses are not paid by Medicare, or any similar supplemental or successor government program); provided, that (i) such coverage may be comparable in scope to, and subject to a maximum lifetime dollar limit that is consistent with, the coverage provided under the Company's health insurance plan for active

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            employees that provides the highest level of available benefits, as is in effect from time to time, and (ii) the Executive agrees to enroll in and maintain during her lifetime, all coverages available to her under Medicare, and any similar supplemental or successor government programs. To the extent that such coverage is deemed to be taxable to the Executive, the Company will pay to her such additional amount as is required to offset the amount of any tax which is payable for any calendar year with respect to both the coverage and the additional amount paid to offset the tax; provided that such amount shall be paid to the Executive no later than 2-1/2 months after the end of the calendar year to which such tax relates.

      B. Termination Benefits. Section 9 of the Employment Agreement is hereby amended by the addition of a new Section 9(c) to read as follows:

            (c) Notwithstanding the foregoing or any provisions of this Agreement to the contrary, in the event that the Executive is determined to be a "specified employee" within the meaning of Internal Revenue Code Section 409A, none of the termination benefits contemplated by this Section 9 shall be paid or provided to the Executive prior to the first day of the seventh month after the Executive's termination of employment, at which time such benefits shall commence; provided that all benefits accumulated from the date of the Executive's termination of employment to which Executive is entitled hereunder and which were not paid or provided sooner because of this provision, also will immediately become payable at that time. Subject to the foregoing, with respect to the amounts payable to the Executive pursuant to Section 9(a), any Regular Base Salary amounts shall be paid no later than the end of the calendar year to which such salary amounts relate (determined by dividing the Executive's annual Regular Base Salary by twelve and allocating such salary to each month following the Executive's termination of employment), and any Bonus amount shall be paid no later than 2-1/2 months after the end of the calendar year to which such Bonus amount relates.

      C. 409A Tax Matters. The Employment Agreement is hereby amended by the addition of a new Section 24 to read as follows:

            24. Tax Matters. Notwithstanding any other provision of this Agreement, the parties hereto agree to take all actions (including adopting amendments to this Agreement) as are required to comply with or to minimize any potential interest charges and/or additional taxes as may be imposed under Internal Revenue Code Section 409A with respect to any payment or benefit due to Executive under this Agreement (including a delay in payment until six months after the date of termination of Executive's employment

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            hereunder, in the event Executive is a "specified employee" within the meaning of Code Section 409A).

      D. Miscellaneous.

            (1) Effective Date. This Amendment No. 2 shall be effective as of the date first set forth above.

            (2) Continuation of Employment Agreement. Except as expressly modified or amended hereby, all of the terms and conditions of the Employment Agreement shall continue and remain in full force and effect.

            (3) Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be treated as an original but all of which, collectively, shall constitute a single instrument.

            (4) Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

            (5) Cooperation. In case at any time after the date hereof any further action is necessary to carry out the purposes of this Amendment No. 2, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as the other party or parties reasonably may request, all at the sole cost and expense of the requesting party or parties.

                    [Signatures Appear on the Following Page]

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Amendment No. 2 as of the day and year first above written.

                                   ASSET ACCEPTANCE HOLDINGS LLC

                                   By: /s/ NATHANIEL F. BRADLEY IV
                                      ----------------------------------
                                         Nathaniel F. Bradley IV,
                                         President and Chief Executive Officer


                                   /s/ HEATHER K. REITZEL
                                   -------------------------------------
                                   HEATHER K. REITZEL